Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 27, 2005

UNIVERSAL COMPRESSION REPORTS RECORD EARNINGS OF

$0.56 PER SHARE IN FISCAL 2006 FIRST QUARTER AND RAISES GUIDANCE

Houston, July 27, 2005 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income of $18.1 million, or $0.56 per diluted share, in the fiscal 2006 first quarter compared to a net loss of $4.5 million, or $0.14 per diluted share, in the fiscal 2005 fourth quarter and net income of $11.8 million, or $0.37 per diluted share, in the fiscal 2005 first quarter.

Revenue was a record $207.7 million in the fiscal 2006 first quarter compared to $193.6 million in the fiscal 2005 fourth quarter and $184.9 million in the fiscal 2005 first quarter.  EBITDA, as adjusted (as defined below), was a record $65.2 million in the fiscal 2006 first quarter compared to $56.9 million in the fiscal 2005 fourth quarter and $55.1 million in the fiscal 2005 first quarter.

“We are pleased with our overall performance in the fiscal 2006 first quarter, which included a 75% increase in earnings per share as compared to the fiscal 2005 first quarter results before gain on termination of interest rate swaps and debt extinguishment costs,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.  “With continuing robust market conditions, we are selectively adding new, large-horsepower units to our contract compression fleet to meet customer requirements in domestic and international markets.”

Fiscal 2005 fourth quarter net income included charges of $26.1 million on a pretax basis, or $0.53 per diluted share on an after-tax basis, related to debt extinguishment costs and $3.1 million on a pretax basis, or $0.06 per diluted share on an after-tax basis, related to an asset impairment expense.  Excluding these items, fiscal 2005 fourth quarter net income was $14.8 million, or $0.45 per diluted share.  Fiscal 2005 first quarter net income included a gain of $3.2 million on a pretax basis, or $0.06 per diluted share on an after-tax basis, related to the termination of interest rate swaps and a charge of $0.5 million on a pretax basis, or $0.01 per diluted share on an after-tax basis, related to debt extinguishment costs.  Excluding these items, fiscal 2005 first quarter net income was $10.1 million, or $0.32 per diluted share.

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“We are investing in key initiatives to help support the future growth of our company.  These initiatives include an increased marketing and business development commitment targeted at aftermarket service and international expansion, and a new company-wide enterprise resource planning system, which is being implemented during fiscal 2006,” added Michael Anderson, Universal’s Chief Financial Officer.

Guidance

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements.” These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, or other transactions that could occur in the future.

For the three months ending September 30, 2005, the Company expects revenue to be $180 million to $190 million and earnings per diluted share to be $0.51 to $0.55.  For the twelve months ending March 31, 2006, the Company now expects revenue of $800 million to $820 million and earnings per diluted share of $2.15 to $2.30; previous guidance was revenue of $775 million to $800 million and earnings per diluted share of $2.05 to $2.20.  The Company continues to expect that capital expenditures, net of sale proceeds, will be $125 million to $140 million in fiscal 2006.

Conference Call

Universal will host a conference call today, July 27, 2005, at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast live over the Internet to provide interested persons the opportunity to listen.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Investor Home” in the “Investor Relations” section) at least 15 minutes prior to the start of the call.  The replay of the call will be available at the website www.universalcompression.com.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs and excluding gain on termination of interest rate swaps), depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.

Forward-Looking Statements

Statements about Universal’s outlook and all other statements in this release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are the worldwide supply and demand for natural gas; the demand for Universal’s products and services; our ability to implement and effect price increases for our products and services; the ability of our competitors to capture market share and our ability to retain or increase our market share; our ability to manage the rising costs and availability of components and materials from our vendors; changes in our strategic direction; changes in laws or regulatory conditions in the U.S. and other countries in which we operate; our ability to timely, properly and cost-effectively implement our enterprise resource planning system; and changes in the economic conditions in the U.S. or other countries in which we operate.

These forward-looking-statements are also affected by the risk factors and forward-looking statements described in Universal’s Annual Report on Form 10-K for the year ended March 31, 2005 and those set forth from time to time in Universal’s filings with the Securities and Exchange Commission (SEC), which are available through Universal’s website and through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Revenue:
Domestic contract compression	$79,672	$76,918	$70,973
International contract compression	30,300	28,739	22,746
Fabrication	55,836	48,037	57,362
Aftermarket services	41,876	39,942	33,793
Total revenue	207,684	193,636	184,874

Costs and expenses:
Domestic contract compression - direct costs	27,776	29,240	26,265
International contract compression - direct costs	7,907	6,967	4,913
Fabrication - direct costs	52,972	44,996	53,336
Aftermarket services - direct costs	33,047	33,281	26,612
Depreciation and amortization	25,633	24,390	22,673
Selling, general and administrative	20,438	20,072	18,215
Interest expense, net	12,460	14,396	16,817
Foreign currency (gain) loss	(837)	103	(358)
Other (income) expense	352	(897)	417
Debt extinguishment costs	—	26,068	475
Gain on termination of interest rate swaps	—	—	(3,197)
Asset impairment costs	—	3,080	—
Total costs and expenses	179,748	201,696	166,168

Income (loss) before income taxes	27,936	(8,060)	18,706

Income tax expense (benefit)	9,800	(3,570)	6,921

Net income (loss)	$18,136	$(4,490)	$11,785

Weighted average common and common equivalent shares outstanding:
Basic	31,800	31,580	31,248

Diluted	32,563	31,580	31,880

Earnings (loss) per share:
Basic	$0.57	$(0.14)	$0.38

Diluted	$0.56	$(0.14)	$0.37

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Dollars in thousands)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Revenue:
Domestic contract compression	$79,672	$76,918	$70,973
International contract compression	30,300	28,739	22,746
Fabrication	55,836	48,037	57,362
Aftermarket services	41,876	39,942	33,793
Total	$207,684	$193,636	$184,874

Gross Profit:
Domestic contract compression	$51,896	$47,678	$44,708
International contract compression	22,393	21,772	17,833
Fabrication	2,864	3,041	4,026
Aftermarket services	8,829	6,661	7,181
Total	$85,982	$79,152	$73,748

Selling, General and Administrative	$20,438	$20,072	$18,215
% of Revenue	10%	10%	10%

EBITDA, as adjusted	$65,192	$56,897	$55,116
% of Revenue	31%	29%	30%

Capital Expenditures	$41,886	$38,283	$20,345
Proceeds from Sale of PP&E	4,400	6,003	1,910
Net Capital Expenditures	$37,486	$32,280	$18,435

Profit Margin:
Domestic contract compression	65%	62%	63%
International contract compression	74%	76%	78%
Fabrication	5%	6%	7%
Aftermarket services	21%	17%	21%
Total	41%	41%	40%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income (loss)	$18,136	$(4,490)	$11,785
Income tax expense (benefit)	9,800	(3,570)	6,921
Depreciation and amortization	25,633	24,390	22,673
Interest expense, net	12,460	14,396	16,817
Foreign currency (gain) loss	(837)	103	(358)
Debt extinguishment costs	—	26,068	475
Gain on termination of interest rate swaps	—	—	(3,197)
EBITDA, as adjusted (1)	$65,192	$56,897	$55,116

	June 30, 2005	March 31, 2005	June 30, 2004

Debt and Capital Lease Obligations	$849,463	$858,096	$792,665
Stockholders’ Equity	$876,705	$861,672	$813,508
Total Debt to Capitalization	49.2%	49.9%	49.4%

(1) Management believes disclosure of EBITDA, as adjusted, a non-GAAP measure, provides useful information to investors because, when viewed with our GAAP results and accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone.  Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, a comparability measure, a performance measure for period to period comparisons and a valuation measure.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Horsepower in thousands)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Total Available Horsepower (at period end):
Domestic contract compression	1,921	1,925	1,899
International contract compression	566	544	424
Total	2,487	2,469	2,323

Average Contracted Horsepower:
Domestic contract compression	1,740	1,717	1,626
International contract compression	513	484	388
Total	2,253	2,201	2,014

Horsepower Utilization:
Spot (at period end)	91.4%	90.4%	87.6%
Average	90.7%	90.0%	86.7%

Fabrication Backlog (in millions)	$73	$69	$81

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